UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1-33926 (Commission File Number)	75-1256622 (I.R.S. Employer Identification No.)

1650 Hwy 6 S, Suite 190
Sugar Land, TX  77478
 (Address of principal executive offices)

(409) 385-8300
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2015, Nicholas Carter retired from the positions of Chief Executive Officer and President of Trecora Resources.  He will continue as Chairman of the Board and as a director of the Company.  He has also entered into a three year consulting agreement with the Company whereby he will be available to assist the Company in the investor relations area, as well as any mutually agreed upon area.

Concurrent with Mr. Carter’s retirement, Simon Upfill-Brown was appointed Chief Executive Officer and President of the Company.  Mr. Upfill-Brown has been with the Company since 2012 in the position of Executive Vice President. He was appointed President of the Company’s wholly owned subsidiary, South Hampton Resources, Inc., in March of 2013 and director of Al Masane Al Kobra Mining Company in December 2012.  He was elected to the Board of Directors on May 20, 2015.  There is no family relationship between Mr. Upfill-Brown and any other director or executive.

Mr. Upfill-Brown has more than 20 years senior level experience in international management of coatings, chemicals and renewable resources. Previously, he was President and CEO of Haltermann Inc., a North American provider of custom chemical manufacturing services to major chemical companies. Haltermann was a subsidiary of Ascot plc until its acquisition by The Dow Chemical Company in June 2001. As General Manager of Dow Haltermann from 2001 - 2008, Mr. Upfill-Brown successfully integrated operations in four countries from five different entities into the newly-formed $230 million global business unit that offered custom manufacturing services to the performance chemical industry. Mr. Upfill-Brown was also CEO of a venture-backed algae-to-fuels company spun out of MIT in 2001, and COO of a technology start-up focused on converting organic waste to hydrocarbon fuels. He holds undergraduate degrees in chemistry and mathematical statistics from Stellenbosch University, South Africa and an MBA from Stanford Graduate School of Business.

There are no related party transactions between the Company and Mr. Upfill-Brown.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date:  July 15, 2015                                 By: /s/ Connie Cook
                                                                  Connie Cook
                                                  Chief Financial Officer